EX-99.d.6

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

October 4, 2019

Delaware VIP Trust
2005 Market Street
Philadelphia, PA 19103

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Delaware VIP Trust set forth below (each a “Series”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Series’ total annual series operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from October 4, 2019 through October 31, 2021. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Series’ Board of Trustees and the Manager.

	Standard Class	Service Class
Fund	Expense Cap	Expense Cap
Delaware VIP Covered Call Strategy Series	0.90%	N/A
Delaware VIP Equity Income Series	0.80%	N/A
Delaware VIP Fund for Income	0.83%	N/A
Delaware VIP Government Cash Management Series	0.83%	N/A
Delaware VIP Growth and Income Series	0.77%	N/A
Delaware VIP International Series	0.86%	N/A
Delaware VIP Investment Grade Series	0.69%	0.99%
Delaware VIP Limited Duration Bond Series	0.75%	N/A
Delaware VIP Opportunity Series	0.83%	N/A
Delaware VIP Growth Equity Series	0.80%	N/A
Delaware VIP Special Situations Series	0.80%	N/A
Delaware VIP Total Return Series	0.86%	1.16%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Series expenses at any time in the future.

Delaware Management Company, a series of
Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware VIP Trust

By:	/s/ Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	October 4, 2019